Exhibit 4.2

AGREEMENT OF SUBSTITUTION AND
FIRST AMENDMENT TO

RIGHTS AGREEMENT

This AGREEMENT OF SUBSTITUTION AND FIRST AMENDMENT TO RIGHTS AGREEMENT (the “First Rights Amendment”) is entered into as of April 30, 2002 by and between Worldwide Restaurant Concepts, a Delaware corporation formerly known as Sizzler International, Inc. (the “Company”) and American Stock Transfer And Trust Company, a New York banking corporation (the “Successor Rights Agent”).

R E C I T A L S

A.            The Company and The Bank of New York, a New York banking corporation, (the “Predecessor Rights Agent”) are parties to that certain Rights Agreement, dated January 22, 2001 (the “Rights Agreement”).

B.            The Company wishes to remove the Predecessor Agent and substitute the Successor Rights Agent pursuant to Section 21 of the Rights Agreement.

C.            The Company has given the Predecessor Agent notice of its removal as rights agent.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2.             The Company hereby appoints the Successor Rights Agent as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.             The Successor Rights Agent hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4.             From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to the Successor Rights Agent.

5.             Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows:

If to the Company:	Michael B. Green, VP/General Counsel
Worldwide Restaurant Concepts, Inc.
15301 Ventura Blvd.
Building B, No. 300
Sherman Oaks, CA 91403

with a copy to:	Robert K. Montgomery, Esq.
Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, CA 90067

If to the Successor Rights Agent:	American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department

Except as expressly modified herein, the Rights Agreement shall remain unchanged and in full force and effect.  This First Rights Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Rights Amendment to be duly executed as of the day and year first written above.

AMERICAN STOCK TRANSFER AND TRUST COMPANY, as Successor Rights Agent			WORLDWIDE RESTAURANT CONCEPTS, INC.

By:	/s/ Joseph Wolf		By:	/s/ Michael B. Green
	Name:	Joseph Wolf		Name:	Michael B. Green
	Title:	Vice President		Title:	Vice President and Secretary